Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 27, 2015, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and our report dated June 27, 2014, appearing in the Annual Report on Form 11-K of the Company’s 401(k) Plan for the year ended December 31, 2014. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 10, 2015